Exhibit 99.2

CONSTELLATION BRANDS DECLARES QUARTERLY DIVIDEND

ROCHESTER, N.Y., Jan. 9, 2025 – Constellation Brands, Inc. (NYSE: STZ), a leading beverage alcohol company, announced today that on January 8, 2025, its Board of Directors declared a quarterly cash dividend of $1.01 per share of Class A Common Stock payable on February 21, 2025, to stockholders of record as of the close of business on February 7, 2025.

ABOUT CONSTELLATION BRANDS
Constellation Brands (NYSE: STZ) is a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Our mission is to build brands that people love because we believe elevating human connections is Worth Reaching For. It’s worth our dedication, hard work, and calculated risks to anticipate market trends and deliver more for our consumers, shareholders, employees, and industry. This dedication is what has driven us to become one of the fastest-growing, large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Every day, people reach for our high-end, iconic imported beer brands such as those in the Corona brand family like the flagship Corona Extra, Modelo Especial and the flavorful lineup of Modelo Cheladas, Pacifico, and Victoria; our fine wine and craft spirits brands including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey; and our premium wine brands such as Kim Crawford and Meiomi.

As an agriculture-based company, we have a long history of operating sustainably and responsibly. Our ESG strategy is embedded into our business and our work focuses on serving as good stewards of the environment, enhancing social equity within our industry and communities, and promoting responsible beverage alcohol consumption. These commitments ground our aspirations beyond driving the bottom line as we work to create a future that is truly Worth Reaching For.

To learn more, visit www.cbrands.com and follow us on X, Instagram, and LinkedIn.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Amy Martin 585-678-7141 / amy.martin@cbrands.com Carissa Guzski 315-525-7362 / carissa.guzski@cbrands.com	Joseph Suarez 773-551-4397 / joseph.suarez@cbrands.com Snehal Shah 847-385-4940 / snehal.shah@cbrands.com David Paccapaniccia 585-282-7227 / david.paccapaniccia@cbrands.com